Exhibit 3.4(b)

CenturyTel, Inc.

CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
(as amended through February 23, 2010)

I.	PRIMARY PURPOSE

The Compensation Committee is appointed by the Board principally to discharge the Board’s responsibilities relating to compensation of the Company’s executive officers and to oversee the administration of the Company’s equity incentive and executive compensation programs.

II.           COMPOSITION

The Committee will consist of at least three directors, each of whom will be appointed and replaced by the Board in accordance with the Company’s bylaws.  Each member of the Committee will meet the independence requirements of the New York Stock Exchange and at least two members will also qualify as a “non-employee” and “outside” director under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code of 1986, respectively.  The Committee’s chairperson will be designated by the Board.  The Committee may form and delegate authority to subcommittees composed of its own members when appropriate.

III.	MEETINGS

The chairperson of the Committee (or his or her designee from the Committee) will preside at each meeting and, in consultation with the other members of the Committee and management, will set the frequency of, and the agenda for, each meeting.  To assist it in discharging its functions, the Committee may invite to its meetings other directors or representatives of management, counsel and other persons whose pertinent advice or counsel is sought by the Committee.

IV.	AUTHORITY AND RESPONSIBILITIES

In furtherance of the purpose of the Committee described above, the Committee will have the following authority and responsibilities:

1.           The Committee will periodically review and approve goals and objectives relating to compensation of the executive officers and evaluate the performance of the executive officers in light of these goals and objectives.  Based on this evaluation and input from other independent directors, the Committee will approve the compensation level of the CEO, each of the other executive officers and any other officer subject to Section 16 of the Securities Exchange Act of 1934.  The Committee will also oversee the annual evaluation of all other members of senior management.

2.           The Committee will oversee the administration of the Company’s equity incentive and executive compensation programs and practices, including periodically assessing whether such programs and practices are reasonably designed to (i) attract, retain and motivate highly qualified personnel and (ii) appropriately align the interests of management and the shareholders.

3.           The Committee will review and approve (i) any proposed plan or arrangement offering or providing any incentive, retirement, supplemental or other compensation, benefits or perquisites to one or more of the Company’s executive officers (other than any plan or arrangement offering benefits that do not discriminate in scope, terms or operation in favor of executive officers and that are generally available to all salaried employees) and (ii) any significant amendment or change to any such plan or arrangement.

4.           The Committee will review and approve (i) any proposed employment, severance, retirement, termination or change-in-control contract between the Company and an executive officer or proposed executive officer and (ii) any proposed extension or significant amendment thereto.

5.           The Committee shall review annually director compensation and benefits and recommend any proposed changes to the Board for approval.

6.           The Committee will exercise all powers expressly allocated to it under any of the Company’s benefit plans, including the powers to (i) grant stock options and other equity-based awards thereunder and (ii) establish performance goals thereunder and determine whether such goals have been attained.  The Committee will also have the authority to delegate responsibility in accordance with the terms and conditions of each such applicable plan.

7.           The Committee will have the authority to create, amend and terminate employee pension benefit plans and employee welfare benefit plans with prior approval of or subsequent ratification by the Board.  In connection with administering any such plans, the Committee may, to the fullest extent permitted by law, form and delegate authority to committees composed partly or wholly of non-Committee members (including without limitation the CenturyLink Retirement Committee and the CenturyLink Welfare Benefits Committee), and create, amend and terminate charters governing the authority and responsibilities of such committees.

8.           The Committee, in consultation with management, will oversee compliance with laws and regulations governing executive compensation, including Rule 16b-3, Sections 162(m) and 409A of the Internal Revenue Code, and the Sarbanes-Oxley Act of 2002.

9.           The Committee will issue committee reports in the manner required under the rules and regulations of the U.S. Securities and Exchange Commission, including reports regarding the Committee’s review and recommendation of the Compensation Discussion and Analysis to be included or incorporated in the Company’s proxy statement and annual report on Form 10-K.

10.           The Committee will periodically assess risks arising out of the Company’s employee compensation policies and practices.

11.           The Committee will make regular reports to the Board.

12.           The Committee will have the sole authority to retain and terminate any compensation consultant retained to assist the Committee in discharging its functions, and may, to the extent it deems necessary or appropriate, retain independent legal, financial or other advisors.  The Committee will approve related fees and other retention terms.  The Committee will have full access to the Company’s records, officers, employees and outside advisors as necessary to perform its duties.

13.           The Committee will review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.  The Committee will annually review its own performance.

14.           The Committee will perform any other services or conduct any other activities consistent with applicable law, this Charter, and the Company’s organizational documents and corporate governance guidelines that the Board may delegate from time to time to the Committee, including adopting and administering any necessary or appropriate stock ownership guidelines under the Board’s supervision.

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●	Originally adopted and approved by the Committee and the Board on February 11, 2003, and February 25, 2003, respectively.

●	Section II amended by the Committee and the Board on May 27, 2003, and May 29, 2003, respectively.

●	Sections I, II and IV amended by the Committee and the Board on February 25, 2004.

●	Sections I, II and IV amended by the Committee and the Board on February 26, 2007 and February 27, 2007, respectively.

●	Sections I, II, III and IV amended by the Committee on November 18, 2009 and February 22, 2010, all of which were ratified by the Board on February 23, 2010.